SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

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                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)
                              (AMENDMENT NO. 11)


                            STRAYER EDUCATION, INC.
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                               (Name of Issuer)


                    COMMON STOCK, PAR VALUE $.01 PER SHARE
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                        (Title of Class of Securities)


                                   863236105
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                                (CUSIP Number)

                               Steven B. Klinsky
                          New Mountain Partners, L.P.
                         712 Fifth Avenue, 23rd Floor
                           New York, New York 10019
                           Telephone: (212) 720-0300
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                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                  Copies to:
                               J. Michael Schell
                                 Sean C. Doyle
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                         New York, New York 10036-6522
                           Telephone: (212) 735-3000

                               December 9, 2004
    -----------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                      (Continued on the following pages)


                              Page 1 of 8 Pages

     CUSIP No. 863236105               13D
     -------------------------------------------------------------------
     1.   NAME OF REPORTING PERSONS:
            New Mountain Partners, L.P.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            13-4099832
      -------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  [ X ]
                                                           (b)  [   ]
     -------------------------------------------------------------------
     3.   SEC USE ONLY

     -------------------------------------------------------------------
     4.   SOURCE OF FUNDS:
           See Items 3 and 4     AF, OO
      -------------------------------------------------------------------
     5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                         [  ]
     -------------------------------------------------------------------
     6.   CITIZENSHIP OR PLACE OF ORGANIZATION:
            Delaware
      --------------------------------------------------------------------
                                   7.   SOLE VOTING POWER:
     NUMBER OF                          1,192,120
     SHARES                       --------------------------------------
     BENEFICIALLY                  8.   SHARED VOTING POWER:
     OWNED BY                           None
     EACH                         --------------------------------------
     REPORTING                     9.   SOLE DISPOSITIVE POWER:
     PERSON                             1,192,120
     WITH                         --------------------------------------
                                   10.  SHARED DISPOSITIVE POWER:
                                        None
     --------------------------------------------------------------------
     11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
            1,192,120
     --------------------------------------------------------------------
     12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                  [  ]
     --------------------------------------------------------------------
     13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
            Approximately 8.13%
     --------------------------------------------------------------------
     14.  TYPE OF REPORTING PERSON:
            PN
     --------------------------------------------------------------------

CUSIP No. 863236105                  13D
     -------------------------------------------------------------------
     1.   NAME OF REPORTING PERSONS:
            New Mountain Investments, L.P.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
            13-4099829
      -------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  [ X ]
                                                           (b)  [   ]
     -------------------------------------------------------------------
     3.   SEC USE ONLY

     -------------------------------------------------------------------
     4.   SOURCE OF FUNDS:
            AF, OO
      -------------------------------------------------------------------
     5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                    [  ]
      -------------------------------------------------------------------
     6.   CITIZENSHIP OR PLACE OF ORGANIZATION:
            Delaware
      --------------------------------------------------------------------
                                   7.   SOLE VOTING POWER:
     NUMBER OF                          1,192,120
     SHARES                       --------------------------------------
     BENEFICIALLY                  8.   SHARED VOTING POWER:
     OWNED BY                           None
     EACH                         --------------------------------------
     REPORTING                     9.   SOLE DISPOSITIVE POWER:
     PERSON                             1,192,120
     WITH                         --------------------------------------
                                   10.  SHARED DISPOSITIVE POWER:
                                        None
     --------------------------------------------------------------------
     11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
            1,192,120
      --------------------------------------------------------------------
     12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                           [  ]
     --------------------------------------------------------------------
     13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
            Approximately 8.13%
     --------------------------------------------------------------------
     14.  TYPE OF REPORTING PERSON:
            PN
     --------------------------------------------------------------------

CUSIP No. 863236105                  13D

     -------------------------------------------------------------------
     1.   NAME OF REPORTING PERSONS:
            New Mountain GP, LLC
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
            13-4099827
      -------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  [ X ]
                                                           (b)  [   ]
     -------------------------------------------------------------------
     3.   SEC USE ONLY

     -------------------------------------------------------------------
     4.   SOURCE OF FUNDS:
            AF, OO
      -------------------------------------------------------------------
     5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                    [  ]
      -------------------------------------------------------------------
     6.   CITIZENSHIP OR PLACE OF ORGANIZATION:
            Delaware
      --------------------------------------------------------------------
                                   7.   SOLE VOTING POWER:
     NUMBER OF                          1,192,120
     SHARES                       --------------------------------------
     BENEFICIALLY                  8.   SHARED VOTING POWER:
     OWNED BY                           None
     EACH                         --------------------------------------
     REPORTING                     9.   SOLE DISPOSITIVE POWER:
     PERSON                             1,192,120
     WITH                         --------------------------------------
                                   10.  SHARED DISPOSITIVE POWER:
                                        None
     --------------------------------------------------------------------
     11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
             1,192,120
     --------------------------------------------------------------------
     12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                    [  ]
     --------------------------------------------------------------------
     13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
             Approximately 8.12%
      --------------------------------------------------------------------
     14.  TYPE OF REPORTING PERSON:
             OO
     --------------------------------------------------------------------

CUSIP No. 863236105                  13D

     -------------------------------------------------------------------
     1.   NAME OF REPORTING PERSONS:
            Steven B. Klinsky
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
            N/A
      -------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  [ X ]
                                                           (b)  [   ]
     -------------------------------------------------------------------
     3.   SEC USE ONLY

     -------------------------------------------------------------------
     4.   SOURCE OF FUNDS:
            OO, PF
      -------------------------------------------------------------------
     5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                        [   ]
      -------------------------------------------------------------------
     6.   CITIZENSHIP OR PLACE OF ORGANIZATION:
            United States of America
      --------------------------------------------------------------------
                                   7.   SOLE VOTING POWER:
     NUMBER OF                          1,192,120
     SHARES                       --------------------------------------
     BENEFICIALLY                  8.   SHARED VOTING POWER:
     OWNED BY                           None
     EACH                         --------------------------------------
     REPORTING                     9.   SOLE DISPOSITIVE POWER:
     PERSON                             1,192,120
     WITH                         --------------------------------------
                                   10.  SHARED DISPOSITIVE POWER:
                                        None
     --------------------------------------------------------------------
     11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
            1,192,120
     --------------------------------------------------------------------
     12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                     [  ]
     --------------------------------------------------------------------
     13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
            Approximately 8.13%
     --------------------------------------------------------------------
     14.  TYPE OF REPORTING PERSON:
            IN
     --------------------------------------------------------------------

                       AMENDMENT NO. 11 TO SCHEDULE 13D
                       --------------------------------

         The statement on Schedule 13D (the "Schedule 13D"), as amended by Amendment No. 1 ("Amendment No. 1"), Amendment No. 2 ("Amendment No. 2"), Amendment No. 3 ("Amendment No. 3"), Amendment No. 4 ("Amendment No. 4"), Amendment No. 5 ("Amendment No. 5"), Amendment No. 6 ("Amendment No. 6"), Amendment No. 7 ("Amendment No. 7"), Amendment No. 8 ("Amendment No. 8"), Amendment No. 9 ("Amendment No. 9") and Amendment No. 10 ("Amendment No. 10") thereto, filed jointly on March 26, 2001, May 15, 2001, October 8, 2002, November 18, 2002, November 22, 2002, January 14, 2004, February 4, 2004, March 11, 2004, March 15, 2004, May 6, 2004 and June 30, 2004, respectively, by the persons listed on the signature pages thereto relating to the beneficial ownership of the common stock, par value $.01 per share ("Common Stock"), of Strayer Education, Inc., a Maryland corporation (the "Issuer"), and the beneficial ownership of the Series A Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), of the Issuer, which is convertible into Common Stock, is hereby amended and supplemented as set forth below in this Amendment No. 11 to the Schedule 13D by the persons listed on the signature page hereto (the "Reporting Persons"). Capitalized terms used below and not otherwise defined herein shall have the meanings set forth in the
Schedule 13D, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9 and Amendment No. 10.

ITEM 4.           PURPOSE OF TRANSACTION.

         The disclosure in Item 4(a) is hereby amended and supplemented as follows:

         "On December 9, 2004, New Mountain Partners, L.P. sold 450,000 shares of Common Stock in a transaction with Credit Suisse First Boston LLC in reliance on Rule 144 under the Securities Act of 1933, as amended, at a per share price of $112.94."

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

         The disclosure in Item 5(a) is hereby amended and supplemented as follows:

         "As of the date of this Amendment No. 11, the Reporting Persons may be deemed to beneficially own 1,192,120 shares of Common Stock.

         Assuming the number of shares outstanding on October 22, 2004, the Reporting Persons may be deemed to beneficially own approximately 8.13% of the outstanding Common Stock of the Issuer."

         The disclosure in Item 5(b) is hereby amended and supplemented as follows:

         "On December 9, 2004, New Mountain Partners, L.P. sold 450,000 shares of Common Stock in a transaction with Credit Suisse First Boston
LLC in reliance on Rule 144 under the Securities Act of 1933, as amended, at a per share price of $112.94. This is the only transaction in the Common Stock that was effected by the Reporting Persons in the 60 days preceding this amendment."

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   NEW MOUNTAIN PARTNERS, L.P.
                                   By: New Mountain Investments, L.P., its
                                            general partner
                                   By: New Mountain GP, LLC, its
                                            general partner


                                   By:  /s/ Steven B. Klinsky
                                       -------------------------------
                                       Name:    Steven B. Klinsky
                                       Title:   Member


                                   NEW MOUNTAIN INVESTMENTS, L.P.
                                   By: New Mountain GP, LLC, its
                                            general partner


                                   By:  /s/ Steven B. Klinsky
                                       -------------------------------
                                       Name:    Steven B. Klinsky
                                       Title:   Member


                                   NEW MOUNTAIN GP, LLC


                                   By:  /s/ Steven B. Klinsky
                                       -------------------------------
                                       Name:    Steven B. Klinsky
                                       Title:   Member


                                        /s/ Steven B. Klinsky
                                       -------------------------------
                                        Name:   Steven B. Klinsky


Dated: December 13, 2004